Exhibit 10.3
TRUIST FINANCIAL CORPORATION
2012 INCENTIVE PLAN
LTIP Award Agreement
(Senior Executive)

Name of Participant:	<<First Name>> <<MI>> <<Last Name>>
Grant Date:	February ___, 2020
Performance Period:	January 1, 2020 through December 31, 2022
THIS AGREEMENT (the “Agreement”), made effective as of February ___, 2020 (the “Grant Date”), between TRUIST FINANCIAL CORPORATION, a North Carolina corporation (“TFC”), and <<First Name>> <<MI>> <<Last Name>>, an Employee (the “Participant”).
RECITALS:
TFC desires to carry out the purposes of the Truist Financial Corporation 2012 Incentive Plan, as it may be amended and/or restated (the “Plan”), by affording the Participant a long-term incentive compensation opportunity as hereinafter provided.
In consideration of the foregoing, of the mutual promises set forth below and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.Incorporation of Plan. The rights and duties of TFC and the Participant under this Agreement shall in all respects be subject to and governed by the provisions of the Plan, the terms of which are incorporated herein by reference. In the event of any conflict between the provisions in the Agreement and those of the Plan, the provisions of the Plan shall govern. Unless otherwise provided herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan. Notwithstanding the foregoing, as a result of changes to Section 162(m) by the Tax Cut and Jobs Act of 2017, the performance-based compensation provisions of Section 162(m) are inapplicable to this Agreement.
2.Performance Award. Subject to the terms of this Agreement and the Plan, TFC hereby grants the Participant an LTIP Award (the “Award”) in accordance with the following provisions:
(a)Performance Period. The performance period (“Performance Period”) for the Award shall be January 1, 2020 through December 31, 2022.
(b)Partial Performance Period.
(i)(1) Death or Disability. If the Participant ceases to be a Participant in the Plan during the Performance Period due to the

Participant’s termination of employment due to death or Disability, the Participant’s Award for the Performance Period shall be payable in accordance with this Agreement, based upon the attainment of the Absolute Performance Goal and at least one Threshold Level of Achievement as provided in Section 2(c) and Exhibit A herein; provided that, in the case of a Change of Control, the Performance Period shall end as of the later of the date of the Change of Control or the termination of the Participant’s employment due to death or Disability, and payment shall be made within two and one-half (2 ½) months following the later of a Change of Control or the termination of the Participant’s employment due to death or Disability, as provided in Section 5 herein, calculated as provided in Section 2(c)(v) below. For the avoidance of doubt, the phrase “termination of employment” means a Separation from Service.
(2) Involuntary Termination Without Cause, Good Reason, and Retirement. If the Participant ceases to be a Participant in the Plan during the Performance Period due to the Participant’s termination of employment (A) involuntarily by the Company and/or its Affiliates without “Cause” (as defined below), including a termination where severance benefits become payable under an employer-sponsored plan applicable to the Participant or employment agreement, which includes a termination for “good reason” as defined in such plan or employment agreement, or (B) due to Retirement (as defined below), the Participant’s Award for the Performance Period shall be payable in accordance with this Agreement, based upon the attainment of the Absolute Performance Goal and at least one Threshold Level of Achievement as provided in Section 2(c) and Exhibit A herein; provided that, if the Participant’s termination of employment is involuntarily by the Company and/or its Affiliates without Cause, payment of the Award is contingent upon the Participant’s execution of covenants not to solicit employees or clients of TFC or its Affiliates on terms generally applicable to similarly-situated executives. In the case of a Change of Control, the Performance Period shall end as of the later of the date of the Change of Control or the termination of the Participant’s employment due to involuntary termination with Cause or good reason, and payment shall be made, within two and one-half (2 ½) months following the later of a Change of Control or the termination of the Participant’s employment due to involuntary termination with Cause or good reason, as provided in Section 5 herein, calculated as provided in Section 2(c)(v) below. A termination shall be for “Cause” if the termination of the Participant’s employment by the Company and/

or its Affiliates is on account of the Participant’s (x) dishonesty, theft or embezzlement; (y) refusal or failure to perform the Participant’s assigned duties for TFC or an Affiliate in a satisfactory manner; or (z) engaging in any conduct that could be materially damaging to TFC or its Affiliates without a reasonable good faith belief that such conduct was in the best interest of TFC or any of its Affiliates. The determination of whether termination is for Cause shall be made by the Administrator (or its designee, to the extent permitted under the Plan), and its determination shall be final and conclusive. The phrase “termination of employment” means a Separation from Service. For purposes of this Award, “Retirement” occurs only when a Participant incurs a Separation from Service on or after the Participant’s attainment of at least age 60 with at least 10 years of service with TFC and/or an Affiliate. If the Participant’s termination of employment is involuntarily by the Company and/or its Affiliates without Cause and the Participant declines to execute reasonable covenants not to solicit employees or clients of TFC or its Affiliates, any unvested portion of the Award will be forfeited.

(c)Performance Measures for Award. The pre-established three- (3-) year Performance Period’s Performance Measures (as defined in Section 2(c)(i) below) applicable to the Award, the Participant’s targeted percentage of the Participant’s average base salary during the Performance Period (“Participant’s Target %”), Levels of Achievement, and the potential projected cash payout to the Participant, based upon the Level of Achievement, are as follows:
(i)Performance Measures:
(aa)  Absolute Performance Goal: The average return on average shareholders’ tangible common equity for TFC during the Performance Period, as adjusted by TFC (“TFC ROATCE”), must be at least seven percent (7%), and if less than seven percent (7%) there will not be an Award payout.
(bb)  Relative Performance Goals: If the Absolute Performance Goal is achieved, the next Performance Measures shall be two independent measures, equally weighted, each a Relative Performance Goal: 1) TFC ROATCE relative to the average, by company, return on average shareholders’ tangible common equity, achieved by each company, as adjusted by TFC, of the Peer Group during the Performance Period (“Peer Group ROATCE”), and 2) the average return on shareholders’ average common equity for TFC during the Performance Period, determined in accordance with United States generally accepted accounting principles, as adjusted by TFC (“TFC ROACE”), relative to the average, by company, return on average shareholders’ common equity, determined in accordance with United States generally accepted accounting principles, achieved by each company, as adjusted by TFC, of the Peer Group during the Performance Period (“Peer Group ROACE”).
(ii)For purposes of each Relative Performance Goal of the Award, there shall be levels of achievement (“Level of Achievement”), including threshold (“Threshold”), target (“Target”), and maximum (“Maximum”). For TFC ROATCE, the Threshold Level of Achievement shall be a TFC ROATCE of the twenty-fifth (25th) percentile of the Peer Group ROATCE; the Target Level of Achievement shall be a TFC ROATCE of the fiftieth (50th) percentile of the Peer Group ROATCE; and the Maximum Level of Achievement shall be a TFC ROATCE of the seventy-fifth (75th) percentile of the Peer Group ROATCE. For TFC ROACE the Threshold Level of Achievement shall be a TFC ROACE of the twenty-fifth (25th) percentile of the Peer Group ROACE; the Target Level of Achievement shall be a TFC ROACE of the fiftieth (50th) percentile of the Peer Group ROACE; and the Maximum Level of Achievement shall be a TFC ROACE of the seventy-fifth (75th) percentile of the Peer Group ROACE. The Levels of Achievement range from the Threshold Level of Achievement to the Maximum Level of Achievement as illustrated in the Level of Achievement Chart attached hereto as Exhibit A and made a part hereof.
(iii)For avoidance of doubt in the interpretation of the Exhibit A Level of Achievement Chart, each Relative Performance Goal is independent of the other, and an Award payout will be earned for each Relative Performance Goal if the Threshold Level of Achievement is attained for the Relative Performance Goal. If the Threshold Level of Achievement is not attained for the Performance Period, there will not be an Award payout for the Relative Performance Goal. If the Threshold Level of Achievement is attained for the Relative Performance Goal for the Performance Period, the Award payout to the Participant will be twenty-five percent (25%) of the Participant’s Target %. If the Target Level of Achievement is attained for the Relative Performance Goal for the Performance Period, the Award payout to the Participant will be fifty percent (50%) of the Participant’s Target %. If the Maximum Level of Achievement is attained for the Relative Performance Goal for the Performance Period, the Award payout to the Participant will be seventy five percent (75%) of the Participant’s Target %. The total Award payout to the

Participant will be the sum of the Level of Achievement for both Relative Performance Goals.
(iv)The projected Award payout to the Participant, if either the Target Level of Achievement for both Relative Performance Goals or if the Maximum Level of Achievement for both Relative Performance Goals is attained for the Performance Period is summarized in the following chart (with certain assumptions concerning the Participant’s base salary for 2020, 2021 and 2022):

2020 Base Salary[1]	2021 Base Salary[1]	2022 Base Salary[1]	Participant’s Target %	Target Payout (if Target Level of Achievement Attained)[2]	Maximum Payout (if Maximum Level of Achievement Attained)[2]
$	$	$	%	$[3]	$[3]
(v)For purposes hereof, the term “Peer Group” means Bank of America Corporation; Citizens Financial Group, Inc.; Fifth-Third Bancorp; JPMorgan Chase and Company; KeyCorp; M&T Bank Corporation; PNC Financial Services Group, Inc.; Regions Financial Corporation; U.S. Bancorp; Wells Fargo & Company.
(vi)Change of Control. If there is a Change of Control during the Performance Period, the Participant’s Award shall be calculated using the Participant’s “Averaged Base Salary,” determined by adding (A) the Participant’s actual base salary received for each completed calendar year preceding the Change of Control, and (B) the actual annual base salary rate on record as of the date of the Change of Control for all uncompleted calendar years remaining in the Performance Period, the sum of (A) and (B) averaged over the original three (3) year Performance Period (the “Averaged Base Salary”). If there is a Change of Control during the Performance Period, the Participant’s Award shall be calculated as follows: provided that the Absolute Performance Goal of Section 2(c)(i)(aa) is met for the completed calendar year(s) prior to the Change of Control (and if there are no completed calendar years prior to the Change of Control, the Absolute Performance Goal of Section 2(c)(i)(aa) shall be deemed to be met), Participant’s Award shall be the sum of (1) and (2) as follows (and payable in accordance with Section 5 of this Agreement):
————————————
1 Solely for illustration purposes, projections assume certain salary increases on April 1st of each year. Projections do not reflect negative discretion reductions by the Administrator.
2 The projected payouts will change based upon the Participant’s actual base salary for 2020, 2021 and 2022.
3 Pursuant to the terms of the Plan, in the Administrator’s discretion the Award may be payable in cash, in shares of Common Stock, or in a combination of both for completed calendar year(s) prior to the Change of Control, an Award amount shall be calculated by multiplying the Averaged Base Salary by the Participant’s Target %, and then multiplying the product by the actual Level of Achievement attained during such completed calendar year(s) as provided in Section 2(c) and Exhibit A, then multiplying by a fraction, the numerator of which is the number of completed year(s) and the denominator of which is 3; and (2) for the remaining uncompleted calendar year(s) in the Performance Period, an Award amount calculated by multiplying the Averaged Base Salary by the Participant’s Target %, and then multiplying the product by the Target Level of Achievement for the Relative Performance Goals in Exhibit A, then multiplying by a fraction, the numerator of which is the number of uncompleted calendar year(s) and the denominator of which is 3. For the avoidance of doubt, a Change of Control will not, by itself, shorten the Performance Period.
(vii)For purposes of Section 2(c)(vi) above, a “Change of Control” will be deemed to have occurred on the earliest of the following dates: (A) the date any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), together with its affiliates, excluding employee benefit plans of TFC and its Affiliates, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) of securities of TFC representing thirty percent (30%) or more of the combined voting power of TFC’s then outstanding securities; or (B) the date when, as a result of a tender offer or exchange offer for the purchase of securities of TFC (other than such an offer by TFC for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any consecutive twelve- (12-) month period during the Performance Period of the Award constituted TFC’s Board, plus new directors whose election or nomination for election by TFC’s shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such twelve- (12-) month period (collectively, the “Continuing Directors”), cease for any reason during such twelve- (12-) month period to constitute at least two-thirds of the members of such board of directors; (C) the date that a transaction for the sale or disposition by TFC of all or substantially all of TFC’s assets (within the meaning of Section 409A) closes or is otherwise successfully consummated; or (D) the date that any one person, or more than one person acting as a group, acquires ownership of stock of TFC that, together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of TFC within the meaning of Section 409A.
3.Vesting of Award. Subject to the terms of the Plan and the Agreement (including but not limited to the provisions of Sections 2, 4 and 5 herein), the Award shall be one hundred percent (100%) vested and, to the extent any Award payout is determined by the Administrator, earned on January 1, 2023, following the December 31, 2022 expiration of the Performance Period, provided that the Administrator has not determined that all or any part of the Award shall be cancelled or forfeited as a result of either (i) a significant, negative risk outcome as a result of a corporate or individual action, or (ii) TFC incurring an aggregate operating loss for the Performance Period. The Administrator has sole authority to determine whether and to what degree the Award has vested and is payable and to interpret the terms and conditions of this Agreement and the Plan.
4.Forfeiture of Award. Except as may be otherwise provided in the Plan or in this Agreement (including, without limitation, the provisions of Section 2(b) herein), in the event that the employment of the Participant with TFC or an Affiliate terminates for any reason and the Award has not vested pursuant to Section 3, then the Award, to the extent not vested as of the Participant’s termination of employment date, shall be forfeited immediately upon such termination, and the Participant shall have no further rights with respect to the Award. The Administrator (or its designee, to the extent permitted under the Plan) shall have sole discretion to determine if a Participant’s rights have terminated pursuant to the Plan and this Agreement, including but not limited to the authority to determine the basis for the Participant’s termination of employment. The Participant expressly acknowledges and agrees that, except as otherwise provided in this Agreement, the termination of the Participant’s employment shall result in forfeiture of the Award and any underlying payout to the extent the Award has not vested as of the Participant’s termination of employment date.
5.Award Payout.
(a)The amount of the Award payout, if any, shall be determined by the Administrator following the end of the Performance Period in accordance with the terms of this Agreement and the Plan including, without limitation, all applicable adjustments to the calculation of the Performance Measures.
(b)The Award payout determined pursuant to Section 5(a) shall be payable, and paid, in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, as determined by the Administrator in its sole discretion.
(c)Award payout shall, upon vesting of the Award, be made to the Participant (or in the event of the Participant’s death, to the Participant’s beneficiary or beneficiaries) in a lump sum within two and one-half (2 ½) months following the end of the Performance Period, or the end of the Partial Performance Period as defined in Section (2)(b) (provided that if such two and one-half (2 ½) month period begins in one calendar year and ends in another, the Participant

(or the Participant’s beneficiary or beneficiaries) shall not have the right to designate the calendar year of payment).
6.No Right to Continued Employment or Service. Neither the Plan, the grant of the Award, nor any other action related to the Plan shall confer upon the Participant any right to continue in the employment or service of TFC or an Affiliate or affect in any way with the right of TFC or an Affiliate to terminate the Participant’s employment or service at any time. Except as otherwise expressly provided in the Plan or this Agreement or as determined by the Administrator, all rights of the Participant with respect to the Award shall terminate upon termination of the employment or service of the Participant with TFC or an Affiliate. The grant of the Award does not create any obligation on the part of TFC or an Affiliate to grant any further awards. So long as the Participant shall continue to be an Employee of TFC or an Affiliate, the Award shall not be affected by any change in the duties or position of the Participant.
7.Nontransferability of Award and Shares. The Award, and any Award payout, shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession. The designation of a beneficiary in accordance with Plan procedures does not constitute a transfer; provided, however, that unless disclaimer provisions are specifically included in a beneficiary designation form accepted by the Administrator, no beneficiary of the Participant may disclaim the Award.
8.Superseding Agreement; Binding Effect. This Agreement supersedes any statements, representations or agreements of TFC with respect to the grant of the Award or any related rights, and the Participant hereby waives any rights or claims related to any such statements, representations or agreements. This Agreement does not supersede or amend any existing confidentiality agreement, nonsolicitation agreement, noncompetition agreement, employment agreement or any other similar agreement between the Participant and TFC or an Affiliate, including, but not limited to, any restrictive covenants contained in such agreements.
9.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of law, and in accordance with applicable United States federal laws.
10.Amendment and Termination; Waiver. Subject to the terms of the Plan, this Agreement may be amended or terminated only by the written agreement of the parties hereto. The waiver by TFC of a breach of any provision of the Agreement by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant. Notwithstanding the foregoing, the Administrator shall have unilateral authority to amend the Plan and this Agreement (without Participant consent) to the extent necessary to comply with applicable law or changes to applicable law (including but in no way limited to Section 409A and federal securities laws), and the Participant hereby consents to any such amendments to the Plan and this Agreement.
11.Issuance of Shares; Rights as Shareholder. The Participant and the Participant’s legal representatives, legatees or distributees shall not be deemed to be the holder of any Shares subject to the Award and shall not have any voting rights, dividend rights or other rights of a shareholder unless and until such Shares have been issued to the Participant or them. No Shares subject to the Award shall be issued at the time of grant of the Award. Shares subject to the Award shall be issued in the name of the Participant (or, if the Participant is deceased, in the name of the Participant’s beneficiary or beneficiaries) as soon as practicable after, and only to the extent that, the Award has vested and if such distribution is otherwise permitted under the terms of Section 5 herein. Neither dividends nor dividend equivalent rights shall be granted in connection with the Award, and the Award shall not be adjusted to reflect the distribution of any dividends on the Common Stock (except as may be otherwise provided under the Plan). No dividends on the Shares shall be payable prior to both (i) the vesting of the Award and (ii) the issuance and distribution of Shares to the Participant.
12.Withholding; Tax Matters.
(a)TFC or an Affiliate shall report all income and withhold all required local, state, federal, foreign income and other taxes and any other amounts required to be withheld by any governmental authority or law from any amount payable in cash with respect to the Award. Prior to the delivery or transfer of any shares of Common Stock or any other benefit conferred under the Plan, TFC shall require the Participant to pay to TFC in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by TFC or an Affiliate to such authority for the account of such recipient. Notwithstanding the foregoing, the Administrator may establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign or other income, employment and other tax obligations relating to the Award, by electing (the “election”) to have TFC withhold shares of Common Stock from any shares of Common Stock to which the recipient is entitled. The number of shares of Common Stock to be withheld shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to the amount of such obligations being satisfied. Each election must be made in writing to the Administrator in accordance with election procedures established by the Administrator, including, without limitation, procedures established by the Administrator after TFC’s adoption of ASU 2016-09, Compensation – Stock Compensation (Topic 718) dated March, 2016.
(b)TFC has made no warranties or representations to the Participant with respect to the tax consequences (including but not limited to income tax consequences) related to the Award or the payout, if any, pursuant to the Award, and the Participant is in no manner relying on TFC or its representatives for an assessment of such tax consequences. The Participant acknowledges that there may be adverse tax consequences with respect to the Award and that the Participant should consult a tax advisor. The Participant acknowledges that the Participant has been advised that the Participant should consult with the Participant’s own attorney, accountant, and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Participant also acknowledges that TFC has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.
13.Administration. The authority to construe and interpret this Agreement and the Plan, and to administer all aspects of the Plan, shall be vested in the Administrator, and the

Administrator shall have all powers with respect to this Agreement as are provided in the Plan. Any interpretation of the Agreement by the Administrator and any decision made by it with respect to the Agreement are final and binding on the parties hereto.
14.Notices. Any and all notices under this Agreement shall be in writing and sent by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of TFC, to its Human Resources Division, 214 N Tryon Street, Charlotte, NC 28202, attention: Chief Human Resources Officer, and in the case of the Participant, to the last known address of the Participant as reflected in TFC’s records.
15.Severability. The provisions of this Agreement are severable; and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
16.Compliance with Laws; Restrictions on Award and Shares of Common Stock. TFC may impose such restrictions on the Award and any shares of Common Stock relating to the payout of the Award as it may deem advisable, including without limitation restrictions under the federal securities laws, federal tax laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities laws applicable to such Award or shares of Common Stock. Notwithstanding any other provision in the Plan or this Agreement to the contrary, TFC shall not be obligated to issue, deliver or transfer any shares of Common Stock, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act). TFC may cause a restrictive legend or legends to be placed on any certificate for shares of Common Stock issued pursuant to the Award in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.
17.Successors and Assigns. Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the Participant and the Participant’s executors, administrators and permitted transferees and beneficiaries and TFC and its successors and assigns.
18.Counterparts; Further Instruments. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.
19.Right of Offset. Notwithstanding any other provision of the Plan or this Agreement, subject to any applicable laws to the contrary, TFC may reduce the amount of any benefit or payment otherwise payable to or on behalf of the Participant by the amount of any obligation of the Participant to TFC or an Affiliate that is or becomes due and payable, and the Participant shall be deemed to have consented to such reduction; provided, however, that to the extent Section 409A is applicable, such offset shall not exceed the greater of Five Thousand Dollars ($5,000) or the maximum offset amount then permitted under Section 409A.

20.Adjustment of Award.
(a)The Administrator shall have authority to make adjustments to the terms and conditions of the Award in recognition of unusual or nonrecurring events affecting TFC or any Affiliate, or the financial statements of TFC or any Affiliate, or of changes in applicable laws, regulations or accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable laws, rules or regulations.
(b)Notwithstanding anything contained in the Plan or elsewhere in this Agreement to the contrary, (i) the Administrator, in order to comply with applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and any risk management requirements and/or policies adopted by TFC, retains the right at all times to decrease or terminate the Award and payments under the Plan, and any and all amounts payable under the Plan or paid under the Plan shall be subject to clawback, forfeiture, and reduction to the extent determined by the Administrator as necessary to comply with applicable law and/or policies adopted by TFC; and (ii) in the event any legislation, regulation(s), or formal or informal guidance require(s) any compensation payable under the Plan (including, without limitation, the Award) to be deferred, reduced, eliminated, or subjected to vesting, the Award shall be deferred, reduced, eliminated, paid in a different form or subjected to vesting or other restrictions as, and solely to the extent, required by such legislation, regulation(s), or formal or informal guidance.
21.Award Conditions.
(a)Notwithstanding anything in the Plan or this Agreement to the contrary, to the extent that either (i) the Administrator or the Board of Governors of the Federal Reserve System determines that any change to the Plan and/or this Agreement is required, necessary, advisable, or deemed appropriate to improve the risk sensitivity of the Award, whether by (a) adjusting the Award quantitatively or judgmentally based on the risk the Participant’s activities pose to TFC or an Affiliate; (b) extending the Performance Period for determining the Award; (c) extending the Performance Period and adjusting for actual losses or other performance issues; or (d) otherwise as required by the Administrator or the Federal Reserve System; or (ii) the Administrator or the United States government (including, without limiting any agency thereof) determines that any change to the Plan and/or this Agreement is required, necessary, advisable, or deemed appropriate to comply with any applicable law, regulation, or requirement; then this Agreement and/or the Award shall be automatically amended to incorporate such change, without further action of the Participant, and the Administrator shall provide the Participant notice thereof.
(b)Notwithstanding anything contained in the Plan or this Agreement to the contrary, to the extent that either the Administrator or the United States government (including, without limitation, any agency thereof) determines that the Award granted to the Participant pursuant to this Agreement is prohibited or substantially restricted by, or subjects TFC or an Affiliate to any adverse tax consequences that TFC or an Affiliate is not otherwise subject to on the Grant Date because of, any current or future United States law, any rule, regulation, or other authority, then this Agreement shall automatically terminate effective as of the Grant Date and the Award shall automatically be cancelled as of the Grant Date without further action on the part of the Administrator or the Participant and without any compensation to the Participant for such termination and cancellation. The Administrator agrees to provide notice to the Participant of any such termination and cancellation.
IN WITNESS WHEREOF, this Agreement has been executed in behalf of TFC and by the Participant effective as of the Grant Date.

TRUIST FINANCIAL CORPORATION By:

PARTICIPANT <<First Name>> <<MI>> <<Last Name>>

EXHIBIT A
TO
TRUIST FINANCIAL CORPORATION
2012 INCENTIVE PLAN
LTIP Award Agreement
(Senior Executive)

(January 1, 2020 through December 31, 2022 Performance Period - 2023 Payout)

        1. Absolute Performance Goal: The Absolute Performance Goal is TFC ROATCE of seven percent (7%) for the Performance Period.

2. Relative Performance Goals: If the Absolute Performance Goal is achieved, the Award payout for the Performance Period will then be evaluated by the Administrator against the Peer Group based upon (1) TFC ROATCE relative to Peer Group ROATCE and (2) TFC ROACE relative to Peer Group ROACE, each scored independently, then weighted and added together, pursuant to the following:

ROATCE
Level of Achievement	Percentile Performance (TFC ROATCE Relative to Peer Group ROATCE)	Weight	Payout Percent of Participant’s Target %
Threshold	25th	50%	25%
Target	50th	50%	50%
Maximum	75th or greater	50%	75%

ROACE
Level of Achievement	Percentile Performance (TFC ROACE Relative to Peer Group ROACE)	Weight	Payout Percent of Participant’s Target %
Threshold	25th	50%	25%
Target	50th	50%	50%
Maximum	75th or greater	50%	75%
Straight line interpolation will be used to calculate payout percentages not specifically listed in the “Payout Percent of Participant’s Target %” column above. For performance that is less than the 25th percentile, the payout percentage is 0%.
3. Discretionary Decreases: The Administrator has the discretion to decrease Award payouts based on business factors, including but not limited to, industry conditions, performance relative to peers, regulatory developments, and changes in capital requirements.
        A-1